Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (Agreement) is made effective the 15th day of September, 2006, between Sam Chanpradith, an individual hereinafter referred to as (Chanpradith referred to herein as the Consultant)) and PARAFIN CORPORATION, a Nevada corporation with its principal executive offices at 5190 Neil Road, Suite 430, Reno, Nevada 89502 (referred to herein as the Client) .

In consideration of the payment herein provided to be made and the mutual promises, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Consultants agree as follows:

1.     ENGAGEMENT OF CONSULTANTS. The Client engages Consultant to provide the consulting services described below, during the term of this Agreement, until this Agreement is terminated as provided herein. The Parties understand that when a reference herein is made as to the Consultant and their respective responsibilities or performance, such reference includes Consultant and/or their assignees collectively as one and the same.

2.          SCOPE OF SERVICES TO BE PROVIDED BY CONSULTANT. Consultant has provided access to proprietary petroleum contracts to the Client since June 1, 2006 relating to Laos , Thailand and otherSouth East Asian countries to supply those Countries with #2 High Speed Diesel fuel and other products (the Oil) .

The Consultant agrees to perform for the Client further services, (the services related to the Client obtaining contracts to acquire and sell approximately 200,000 metric tons per month for a period of one year of the Oil contracts) consulting and sales. The Consultant will make himself available to meet with representatives of the Client and representatives of the owners of the Oil. The Consultant will assist the Client in determining whether the owners of the Oil are willing and have developed the capacity to produce and deliver the Oil as stipulated in this Agreement.

Client acknowledges that there is no assurance or guaranty that the Client will be able to enter into the Contracts presented by the Consultant. If the Consultant is successful in obtaining further contracts, the Consultant will receive payment in an amount equal to the total compensation hereunder for each subsequent like amount of the Oil purchased by the Client. The Consultant makes no representations or warranties to the Client regarding any such guarantees or assurances. Consultant agrees to perform for the Client all services and consulting related to the Client obtaining the Contracts on a reasonable est efforts basis in accordance with customary industry practice, through either Consultant personal efforts, or those of others employed by Consultant, including any legal firms retained under the direction of Consultant (collectively (Consultant Personnel”)

3.	TERM. This Agreement shall have an initial term of three hundred sixty five (365)

days (the (Primary Term(), starting with the date appearing at the top of this Agreement (the ffective Date , and it may be renewed by written notice of renewal signed by both parties to this Agreement.

4.          COMPENSATION. In consideration of the Services contemplated by this Agreement,       Client agrees to pay Consultant the following fees for the Services:

a.          Initial Retainer Fee. In order to retain the Services of Consultant and to compensate Consultant for sacrificing other opportunities in order to serve Client, Client agrees to issue, or cause to be issued and delivered to Consultant, upon signing this Agreement, ten million (10,000,000) shares of the Client common stock to Consultant, pursuant to the Client Amended and Restated Retainer Stock Plan for Non-Employee Directors and Consultants dated October 15, 2004 (Amendment No. 4) and registered under the Securities Act of 1933, as amended, on Form S-8 (No. 333-72610)(the common Stock) . Client will also issue and deliver to the Consultant an additional ten million (10,000,000) shares of the Client Common Stock under the same terms and conditions as set forth in the immediately preceding sentence for each one year contract to sell 200,000 Metric Tons per Month of the Oil acquired and/or sold by Client upon the Client obtaining an Agreement with the owners and acquiring the Oil pursuant to the Contracts. Client acknowledges that all Common Stock issued under this Agreement is a non-refundable retainer fee. Client represents and warrants to Consultant that the Common Stock is publicly traded, duly authorized, validly issued, fully paid and non-assessable as of the date of this Agreement.

b.          Additional Payments for Additional Services. If the Consultant is successful in (i) selling the Contracts on behalf of Client, or (ii) negotiating a greater amount than the one year, 200,000 Metric Tons per month of the Oil under the Contracts, Client agrees to issue additional shares which will be as stipulated above (10 million shares) for each one year contract to sell 200,000 Metric Tons per Month contract to be pro-rated upward or downward based upon the actual number of barrels per contract secured. Such additional shares paid or additional services performed shall be deemed to be subject to all the terms of this Agreement, including the agreement that such shares shall be issued in a private, exempt transaction issued pursuant to an S-8 registration statement under the Securities Act of 1933.

In addition, Client agrees to issue and deliver to Consultant additional shares of its common stock in connection with any sales contract that Consultant is able to secure in respect of the sale of any contract secured, the number of shares to be negotiated at such time between the parties, but such issuance shall not exceed the Common Stock issued under the terms of this Agreement. Any such additional shares paid or additional services performed shall be deemed to be subject to all the terms of this Agreement, including that Client and Consultant agree that such shares shall be issued in a private, exempt transaction pursuant to an S-8 registration statement under Section 4(2) of the Act.

5.          COSTS AND EXPENSES - All third-party and out-of-pocket expenses incurred by Consultant in performing the Services shall be paid by the Client, or shall be reimbursed by

Client if paid by Consultant on behalf of the Client, within ten (10) days of receipt of written notice by Consultant, provided that the Client must approve in advance all expenses in excess of $500 per month. Expenses include but are not limited to the following: (a) filing fees for any forms required by state or federal agencies; (b) transfer agent fees, including fees for printing of stock certificates; © long distance telephone and facsimile costs; (d) copying, mail and Federal Express or other express delivery costs; (e) fees associated with obtaining or providing Consultant with Client audited financial statements, and (f) travel, lodging, transport, food, entertainment and general expenses.

6.          TIME AND EFFORT OF CONSULTANT. Each Consultant may allocate its time and that of Consultant Personnel as it deems necessary to provide the Services. In the absence of willful misfeasance, bad faith, or reckless disregard for the obligations or duties of Consultant under this Agreement, neither the Consultant nor Consultant Personnel shall be liable to Client or any of its shareholders for any act or omission connected with rendering the Services, including but not limited to losses due to any corporate act undertaken by Client as a result of advice provided by the Consultant or Consultant Personnel.

7.          BEST EFFORTS - The Services are rendered to Client on a reasonable est efforts basis, meaning that Consultant can not, and do not, guarantee that its efforts will have any impact on Client's business or that any subsequent financial improvement will result from Consultant efforts and that Consultant shall not be obligated to devote any specific number of hours or days towards the performance of such services.

8.          CLIENT'S REPRESENTATIONS - Client represents, warrants and covenants to Consultant that each of the following are true and complete as of the Effective Date:

a. Entity Existence. Client is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with full authority to own, lease and operate property and carry on business as it is now being conducted. Client is duly qualified to do business in and is in good standing in every jurisdiction where such qualification is necessary.

b. Client Authority for Agreement. Client has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated herein. Client has duly executed and delivered this Agreement; it constitutes the valid and legally binding obligation of Client enforceable according to its terms.

c. Nature of Representations. No representation or warranty made by Client in this Agreement, nor any document or information furnished or to be furnished by Client to the Consultant in connection with this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary to make the statements contained therein not misleading, or omits to state any material fact relevant to the transactions contemplated by this Agreement.

d. Independent Legal/Financial Advice. Consultant is not a law firm or an accounting firm. Consultant will employ lawyers and accountants to counsel Consultant regarding legal, regulatory and accounting aspects of the Services. Client has not, nor will it, rely on any legal or financial representation of

Consultant. Client has and will continue to seek independent legal and financial advice regarding all material aspects of the transactions contemplated by this Agreement, including the review of all documents provided by Consultant to Client, such as the Contracts, and all other Opportunities (as defined below) Consultant introduce to Client. Client recognizes that the attorneys, accountants and other personnel employed by Consultant represent solely the interests of Consultant, and that no representation or warranty has been given to Client by Consultant as to any legal, tax, accounting, financial or other aspect of the transactions contemplated by this Agreement.

9. NON-CIRCUMVENTION - Client agrees not to enter into any transaction involving an Opportunity or asset introduced to Client by Consultant and will not enter any of the Contracts without compensating Consultant pursuant to this Agreement. Client shall not terminate this Agreement solely as a means to avoid paying Consultant compensation earned or to be earned under this Agreement. Client will not act in any other way to circumvent paying Consultant.

10. NON-EXCLUSIVE SERVICES - Client acknowledge, that Consultant is currently providing services of the same or similar nature to other parties. Client agrees that Consultant is not barred from rendering services of the same or a similar nature to any other individual or entity.

11. PLACE OF SERVICES. The Services provided by Consultant or Consultant Personnel hereunder will be performed at Consultant offices or as required to obtain the Contracts, except as otherwise mutually agreed by the Consultant and Client.

12. INDEPENDENT CONTRACTOR. Each party hereto acknowledges that Consultant, with Consultant Personnel, acts as an independent contractor in performing their duties under this Agreement. Accordingly, Consultant will be responsible for paying all federal, state, and local taxes on compensation paid under this Agreement, including income and social security taxes, unemployment insurance, any other taxes regarding Consultant Personnel, and any business license fees. Nothing contained in this Agreement shall be construed to (I) give either party the power to direct or control the day-to-day activities of the other; or (ii) allow the parties to create or assume any obligation on behalf of the other for any purpose not explicitly specified in this Agreement. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Client, its successors, or assigns, on the one part and the Consultant, its successors, or assigns, on the other part. Neither Consultant nor Consultant Personnel is authorized to enter into any agreement on behalf of Client. Client expressly retains the right to make all final decisions, in its sole discretion, with respect to approving, or effecting a transaction with, any business Opportunity located by Consultant.

13. REJECTED ASSET OPPORTUNITY OR BUSINESS OPPORTUNITY. If Client elects not to acquire, participate in, or invest in any business opportunity located by a Consultant during the Term of this Agreement (an pportunity , notwithstanding the time and expense Client incurred reviewing such Opportunity, such business opportunity shall revert back to and become proprietary to the Consultant. The Consultant shall be entitled to acquire such rejected Opportunity for their own account, or submit such Opportunity elsewhere. In such event, Consultant shall be entitled to all profits or fees resulting from Consultant purchase, referral or placement of any such rejected Opportunity or Client subsequent purchase or financing in the event Client avails itself of such Opportunity in circumvention of Consultant.

14. NO AGENCY EXPRESS OR IMPLIED. This Agreement neither expressly nor impliedly creates a relationship of principal and agent between the Client and Consultant, or employee and employer as between Consultant Personnel and the Client.

15. TERMINATION. Either Client or the Consultant may terminate this Agreement prior to the expiration of the Primary Term or any Extension Period by signed written notice. Such notice is not effective unless given at least thirty (30) days before the proposed termination date, or immediately by Consultant in the event that the Client is in breach of its obligations hereunder or the Client is engaged in any activity that may adversely affect the reputation or goodwill of Consultant; provided, however, that all fees earned and costs incurred prior to termination shall be payable to Consultant. Upon termination of this Agreement by either party for any reason, each of the parties obligations under Sections 4, 12, 14, 16 and 18 herein shall survive this Agreement and all fees, expenses or other amounts due and payable to Consultant shall be immediately paid to Consultant.

16. INDEMNIFICATION. Subject to the provisions herein, the Client and Consultant reciprocally agree to indemnify, defend and hold each other harmless from and against all demands, claims, actions (wherever located), losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorneys' fees and expenses asserted against or imposed or incurred by either party by reason of or resulting from the other party breach of any representation, warranty, covenant, condition, or agreement contained in this Agreement. This indemnity shall survive termination of this Agreement. The Client and Consultant shall not be responsible for any claims, actions, damages, losses, liabilities or costs resulting from the other bad faith or willful misconduct.

17. REMEDIES. Consultant and the Client acknowledge that in the event of a breach of this Agreement by either party, money damages would be inadequate and the non-breaching party would have no adequate remedy at law. Accordingly, in the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance. Such remedy, however, shall be cumulative and non-exclusive and shall be in addition to any other remedy to which the parties may be entitled.

18. MISCELLANEOUS.

a. Amendment. This Agreement may be amended or modified at any time or in any manner, but only by an instrument in writing executed by the parties hereto.

b. Entire Agreement. This Agreement contains the entire agreement between Consultant and Client relating to the subjects addressed in this Agreement. This Agreement supersedes any and all prior agreements, arrangements, or understandings (written or oral) between the parties. No understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

c. Waiver. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other breach or non-compliance.

d. Headings and Captions. The section and subsection headings in this Agreement is inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

e. Governing Law. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Nevada, regardless of its law on conflict of laws. Any dispute arising out of this Agreement shall be brought in a court of competent jurisdiction in Nevada. The parties expressly consent to the personal jurisdiction of the above-identified courts. The parties agree to exclude and waive any statute, law or treaty which allows or requires any dispute to be decided in another forum or by rules of decision other than as provided in this Agreement.

f. Binding Effect. This Agreement is binding on the parties hereto and inures to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

g. Attorney's Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees, court costs, and other costs incurred in proceeding with the action from the other party. Should either party be represented by in-house counsel, all parties agree that such party may recover attorney's fees incurred by that in-house counsel in an amount equal to that attorney's normal fees for similar matters, or, should that attorney not normally charge a fee, by the prevailing rate charged by attorneys with similar background in that legal community.

h. Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or un-enforceability shall not affect any other provisions of this Agreement. Instead, this Agreement shall be construed as if it never contained any such invalid, illegal or unenforceable provisions.

i. Mutual Cooperation The parties shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other documents and take such other actions as may be necessary or convenient to effect the transactions described herein.

j. Counterparts. A facsimile, telecopy, or other reproduction of this Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Such executed copy may be delivered by facsimile or similar instantaneous electronic transmission. Such execution and delivery shall be considered valid for all purposes.

k. Collection of Compensation. If Client fails to pay any monies due to Consultant pursuant to the terms of this Agreement, Consultant reserve the right to retain the service of an attorney to collect these amounts. In the event that an attorney is retained, Client shall pay Consultant any reasonable attorney fees and all costs of collection in addition to the outstanding monies and interest due and any damages claimed. Company shall be liable and shall pay to Consultant all expenses incurred by Consultant in connection with the pre- and post judgment enforcement of any of the Consultant remedies.

l. Cumulative Remedies. All remedies of Consultant hereunder are cumulative, are in addition to any other remedies provided for by law, and may, to the extent permitted by law, be exercised concurrently or separately. The exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy. No failure on the part of Consultant to exercise and no delay in exercising any right or remedy shall operate as a waiver thereof or modify the terms of this Agreement. A waiver of default shall not be a waiver of any other or subsequent default. If this Agreement is determined to be subject to any laws limiting the amount chargeable or collectible by Consultant then Consultant recovery shall in no event exceed the maximum amounts permitted by law.

m. No Third Party Beneficiary. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement, unless this Agreement specifically states such intent.

n. Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

[Signatures on Following Page]

SIGNATORY PAGE

THE PARTIES HEREIN ACKNOWLEDGE THAT THEY HAVE FULLY READ AND UNDERSTAND (A) THEIR RESPECTIVE PERFORMANCE HEREIN (B) THEY HAVE SECURE EXPERT LEGAL ADVICE (C) THIS DOCUMENT IS A BINDING CONTRACT (D) THEY HAVE THE AUTHORITY TO ENTER INTO THIS CONTRACT WHICH IS SUPPORTED BY CORPORATE RESOLUTION OR OTHER ENTITLEMENT TO WIT WHEREOF, the parties have hereto affixed their signatures.

Sam Chanpradith, Agent, as the ( Consultant) Reserving all rights and defenses without prejudice UCC '' 1-308, 3-402(b) (1), 1-207 103.6-1-103.6

___________________________________

SIDNEY B.FOWLDS, the President and Chief Executive Officer O/B/O PARAFIN

___________________________________

CORPORATION, as the (Client)